                                                                    EXHIBIT 99.1


                           FORWARD-LOOKING STATEMENTS

         This report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this report and our assumption about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside of our control, including, among other things:

         o governmental, statutory, regulatory or administrative initiatives affecting us, our facilities or the United States electricity industry generally;

         o demand for electric capacity and energy in the markets served by our facilities;

         o competition from other power plants, including new plants that may be developed in the future;

         o operating risks, including equipment failure, dispatch levels, availability, heat rate and output; and

         o the cost and availability of fuel and fuel transportation services for our facilities.

         We use words like "believes," "expects," "anticipates," "intends," "may," "will," "should," "estimate," "projected" and similar expressions to help identify forward-looking statements in this current report.

         In light of these and other risks, uncertainties and assumptions, actual events or results may be very different from those expressed or implied in the forward-looking statements in this report or may not occur. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


GENERAL

         We are a Pennsylvania limited partnership which is a partnership among Chestnut Ridge Energy Company, as a limited partner with a 99% interest, and Mission Energy Westside Inc., as a general partner with a 1% interest. Both Chestnut Ridge Energy and Mission Energy Westside are wholly-owned subsidiaries of Edison Mission Holdings. We were formed on October 31, 1998 for the purpose of acquiring, owning and operating the facilities. Although we were formed on October 31, 1998, we had no significant activity before the acquisition of the facilities.

         On March 18, 1999, we completed the acquisition of the facilities and assumed specified liabilities of the former owners. The facilities consist of three coal-fired steam turbine units, one coal preparation facility, an 1,800-acre dam site and associated support facilities. Units 1 and 2 are essentially identical steam turbine generators with net summer capacities of 620 MW and 614 MW, respectively. Units 1 and 2 began commercial operation in 1969. Unit 3 is also a steam turbine generator with a net summer capacity of 650 MW. Unit 3 began commercial operations in 1977. We benefit from direct transmission access into both the Pennsylvania-New Jersey-Maryland power market (PJM) and the New York independent system operator (NYISO.) The acquisition was financed through a capital contribution of $273 million from our partners and a loan from our affiliate, Edison Mission Finance Co.

         We believe there may be opportunities to derive revenue from the sale of installed capacity and ancillary services. We also have the option to sell non-contracted capacity in PJM and NYISO. We believe the facilities should be capable of producing revenues from the sale of voltage support based on their previous utilization.

Related Party Transactions

         Certain administrative services such as payroll, employee benefit programs, insurance and information technology are shared among all affiliates of our ultimate parent company, Edison International ("EIX"), and the costs of these corporate support services are allocated to all affiliates. The cost of services provided by EIX, including those related to us, are allocated to Edison Mission Energy ("EME") based on one of the following formulas: percentage of the time worked, equity in investment and advances, number of employees, or multi-factor (operating revenues, operating expenses, total assets and total employees). We participate in a common payroll and benefit program with all EIX employees. In addition, EIX bills EME for any direct labor and out-of-pocket expenses for services directly requested for our benefit. We believe the allocation methodologies are reasonable.

         We derive revenue from the sale of energy and capacity into PJM and NYISO and from bilateral contracts with power marketers and load serving entities within PJM, NYISO and the surrounding markets. We have entered into a hedging contract with a marketing affiliate, which was formed by EME on November 20, 1998, for the sale of energy and capacity produced by the facilities, which enables this marketing affiliate to engage in forward sales and hedging. Under this hedging contract, we pay the marketing affiliate fees of $0.02/MWh plus emission allowance fees. The net fees earned by the marketing affiliate were $1.5 million and $0.2 million for the years ended December 31, 2000 and 1999, respectively.

         During 2001, we entered into three (3) transactions for unforced capacity with our marketing affiliate as follows: 450 MW for the period of June-December


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2001, 150 MW for the period of January-December 2002, and 125 MW for the period
January-May 2002. Each was at fair market value for such unforced capacity at the time. Total payments for the three transactions will amount to approximately $25,506,000.

         Historically, we have not been charged for an allocation of the Chicago Office of EME's Americas Region since its inception in later 1999 due to its principal focus on power plants in Illinois. The Chicago Office has technical and managerial responsibility for our operations. However, we may be charged in the future for a share of these costs. If these costs were allocated to us, they would be recorded as a non-cash charge against our operations as an in-kind contribution of services through our parent. Accordingly, there would be no cash impact of an allocation of such costs on our operations. We do not believe that we would incur a material amount of additional costs to operate the Homer City plant on the basis of an unaffiliated relationship with Edison Mission Energy.

RESULTS OF OPERATIONS

         As indicated above, we acquired the facilities on March 18, 1999 and, accordingly, our 1999 results of operations included only nine-and-a-half months of activity from our facilities, compared to a full twelve months in 2000.


INTERIM RESULTS

OPERATING REVENUES

         Operating revenues increased $2.7 million and $33.6 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods in 2000 primarily due to higher energy prices. Energy and capacity sales were made through contracts with a marketing affiliate. We generated 2,663 GWhr and 6,160 GWhr of electricity during the second quarter and six months ended June 30, 2001, respectively, compared to generating 2,683 GWhr and 6,070 GWhr of electricity in the corresponding periods in 2000. The availability factor for the six months ended June 30, 2001 was 83.3%, compared to 79.3% for the corresponding period in 2000. The availability factor is determined by the number of megawatt hours we are available to generate electricity divided by the number of hours in the period. The availability factor is reduced from 100% by planned maintenance outages that are within our control and by unplanned maintenance outages (generally referred to as forced outages) that are outside of our control. During the six months ended June 30, 2001, our planned maintenance rate was 13.2% and our forced outage rate was 3.5% compared to a planned maintenance rate of 15.6% and a forced outage rate of 5.1% during the corresponding period in 2000.

         The weighted average price for energy was $33.92/MWh during the second quarter of 2001, compared to $33.12/MWh for the same period in 2000. The weighted average price for energy was $33.64/MWh during the first six months of 2001, compared to $29.82/MWh for the same period in 2000. The increase in the weighted average price for energy is due to higher PJM market prices and higher hedge prices.

OPERATING EXPENSES

         Operating expenses decreased $3.5 million and increased $1.6 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods in 2000. Operating expenses consisted of expenses for fuel, plant operations, depreciation and amortization and administrative and general expenses. The change in components of operating expenses are discussed below.



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         Fuel costs decreased $1.8 million for the second quarter ended June 30,
2001, compared to the corresponding period in 2000. Fuel costs increased $1.9 million for the six months ended June 30, 2001, compared to the same period in 2000. The change in fuel costs is due to changes in electrical generation and the price of fuel. The average price of coal per ton was $27.76 for the six months ended June 30, 2001, compared to $28.71 for the same period in 2000. The average price decreased due to changes in the type of coal used in operations. The facilities benefit from access by truck to significant native coal reserves located within the western Pennsylvania portion of the North Appalachian region. Up to 95% of the coal used by Units 1 and 2 is supplied under existing contracts with regional mines that are located within approximately 100 miles of the facilities, while the remainder is purchased on the spot market. The coal for these units that is purchased from local mines is cleaned by the coal-cleaning facility to reduce sulfur and ash content. Unit 3 currently utilizes lower sulfur coal that is blended at an on-site coal blending facility. As we complete the Environmental Improvements, we plan to eliminate the lower sulfur coal at Unit 3 (as our sulfur emissions will be reduced through use of the Environmental Improvements) that will reduce our fuel costs. The lower fuel costs will be partially offset by higher depreciation expense from the Environmental Improvements and interest expense (currently being capitalized).

         Plant operations costs decreased $2.3 million and $3.7 million in the second quarter and six months ended June 30, 2001, respectively, compared to the same periods in 2000. Plant operations costs include labor and overhead, contract services, parts and supplies, and other administrative costs. Plant operations costs were lower in the second quarter and six months ended June 30, 2001 than costs for the same periods in 2000 due to lower maintenance expenses. Our planned maintenance expense will vary based on a number of factors including timing of our maintenance on major pieces of equipment including the boiler and turbine on each unit (generally planned for three and six year cycles). Our expenditures for maintenance of major pieces of equipment are expected to be similar during the next several years.

         Depreciation and amortization increased $0.7 million and $1.4 million in the second quarter and six months ended June 30, 2001, respectively, compared to the same periods in 2000. Depreciation expense primarily relates to the acquisition of the facilities, which are being depreciated over 39 years from the date of acquisition.

         Administrative and general expenses were ($1.9) million in the six months ended June 30, 2000 due to a reduction in our accrual for Pennsylvania state capital tax.

OTHER INCOME (EXPENSE)

         Interest and other income (expense) decreased $2.2 million and $3.4 million for the second quarter and six months ended June 30, 2001, respectively, compared to the same prior year periods. The decrease was primarily due to losses related to removal of equipment in connection with completing our capital improvement program.

PROVISION FOR INCOME TAXES

         The effective income tax rate in the first six months of 2001 was 41% compared to a rate of 33% for the same period in 2000. The effective tax rates are higher than the federal statutory rate of 35% due to state income taxes.


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ANNUAL RESULTS

OPERATING REVENUES

         Operating revenues increased $96.1 million in 2000 compared to 1999 primarily as a result of having nine-and-a-half months of activity in 1999. Energy and capacity sales were made through a contract with a marketing affiliate. We generated 12,468 and 9,823 GWhr of electricity during 2000 and 1999, respectively, and had an availability factor of 80.2% and 86.8% during these periods. The availability factor is determined by the number of megawatt hours we are available to generate electricity divided the number of hours in the period. We are not available during periods of planned and unplanned (generally referred to as forced outages) maintenance. During 2000, our forced outage rate was 6.1% compared to 5.9% during 1999. The availability factor decreased in 2000 from 1999 due to higher planned outages that were needed to complete our environmental improvements. The weighted average price for energy was $30/MWh during 2000 and 1999.

         Due to higher electric demand resulting from warmer weather during the summer months, electric revenues generated from the facilities are substantially higher during the third quarter.

OPERATING EXPENSES

         Operating expenses increased $71.8 million primarily as a result of only having nine-and-a-half months of activity in 1999. Operating expenses consisted of expenses for fuel, plant operations, depreciation and amortization and administrative and general expenses. The change in components of operating expenses are discussed below.

         Fuel costs increased to $164.1 million in 2000 from $124.8 million in 1999, primarily as a result of only having nine-and-a-half months of activity in 1999. The average price of coal per ton was $28.95 and $31.12 during 2000 and 1999, respectively. The facilities benefit from access by truck to significant native coal reserves located within the western Pennsylvania portion of the North Appalachian region. Up to 95% of the coal used by Units 1 and 2 is supplied under existing contracts with regional mines that are located within approximately 100 miles of the facilities, while the remainder is purchased on the spot market. The coal for these units that is purchased from local mines is cleaned by the coal-cleaning facility to reduce sulfur and ash content. Unit 3 utilizes lower sulfur coal that is blended at an on-site coal blending facility.

         Plant operations costs increased to $79.1 million during 2000 from $56.8 million during 1999. Plant operations costs include labor and overhead, contract services, parts and supplies, and other administrative costs. Plant operations costs in 2000 were higher than 1999 costs due to a full year of operations of the facilities in 2000 and higher maintenance expenses during planned outages.

         Depreciation increased to $47.3 million during 2000 from $37.2 million during 1999. Depreciation expense primarily relates to the acquisition of the facilities, which are being depreciated over 39 years from the date of acquisition.

OTHER INCOME (EXPENSE)

         Interest expense from affiliates was $138.7 million during 2000 compared to $103.8 million during 1999. The average interest rate on outstanding indebtedness was approximately 8.4% during both 2000 and 1999.


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         Interest and other income was $3.7 million and $1.0 million during 2000 and 1999, respectively. Interest and other income primarily relates to interest earned on cash and cash equivalents.

PROVISION (BENEFIT) FOR INCOME TAXES

         We had an effective tax provision (benefit) rate before extraordinary item of (11)% during 2000 compared to a rate of 52% during 1999. The effective tax rates are higher than the federal statutory rate of 35% due to state income taxes.

EXTRAORDINARY LOSS

         The early repayment of the $800 million term loan in May 1999 resulted in an extraordinary loss of $2.9 million, net of income tax benefit of $2.1 million, attributable to the write-off of unamortized debt issue costs.

LIQUIDITY AND CAPITAL EXPENDITURES

         At June 30, 2001, we had cash and cash equivalents of $50.2 million. Net cash provided by operating activities totaled $44.7 million during the six months ended June 30, 2001, compared to $17.0 million for the corresponding period of the prior year. The increase of $27.7 million is a result of the increase in net income and the collection of receivables from our marketing affiliate.

         Net cash provided by operating activities was $17.0 million and $84.6 million for the years ended December 31, 2000 and 1999, respectively. Net cash flow provided by operating activities decreased $67.6 million from 1999 as a result of timing of working capital requirements. Net working capital was $107.6 million and $73.0 million at December 31, 2000 and 1999, respectively.

         In March 1999, we completed the acquisition of the facilities from GPU, Inc., New York State Electric & Gas Corporation and their respective affiliates. Consideration for the purchase was a cash payment of approximately $1.8 billion.

         The acquisition was financed through a capital contribution of $273 million from our partners and a loan from our affiliate, Edison Mission Finance Co. A portion of the loan was subsequently replaced by $830 million of senior secured bonds.

         In order to effect the acquisition, Edison Mission Holdings entered into an $800 million initial financing, which we refer to as the acquisition facility, a $250 million construction loan that would be drawn as needed, which we refer to as the environmental capital improvements facility, and a $50 million line of credit, which we refer to as the working capital facility. Amounts borrowed under the acquisition facility, the environmental capital improvements facility and the working capital facility bear interest at variable Eurodollar rates or Base rates, at our option. If Edison Mission Holdings elects to pay Eurodollar rates, interest costs include a margin of 0.85% to 2.25% depending on Edison Mission Holdings' current debt rating. At December 31, 2000, the margin was 1.00%. Additionally, Edison Mission Holdings pays a facility fee of 0.15% to 0.50%, depending on Edison Mission Holdings' current debt rating, on the total outstanding commitment, irrespective of usage. At December 31, 2000, the facility fee was 0.25%. The financing received by Edison Mission Holdings under the acquisition facility and the environmental capital improvements facility due 2004 were loaned to Edison Mission Finance under a subordinated loan agreement. Edison Mission Finance then loaned the same amounts to us under a subordinated loan agreement. Interest rates and other charges as well as maturity dates associated with the subordinated loan to us mirror the associated debt at Edison Mission Holdings. The acquisition facility was replaced on May 27, 1999 with $300 million aggregate principal amount of 8.137% Senior Secured Bonds due 2019 and


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$530 million aggregate principal amount of 8.734% Senior Secured Bonds due 2026, which we refer to collectively in this section as the senior secured bonds. Proceeds from the senior secured bonds were loaned by Edison Mission Holdings to Edison Mission Finance, and from Edison Mission Finance to us, under the subordinated loan. These proceeds were then used by us to repay $800 million under the subordinated loan and make a $30 million distribution to Chestnut
Ridge Energy and Mission Energy Westside. The total amount outstanding under the subordinated loan was $1.012 billion and $907 million at December 31, 2000 and 1999, respectively. The weighted average interest rate under this borrowing was 8.4% at December 31, 2000 and 1999, respectively.

         The remaining cost of the acquisition, as well as initial operating cash, totaling $1.1 billion, was funded through an equity contribution from Edison Mission Energy to Edison Mission Holdings. Edison Mission Holdings later contributed approximately the same amount to Edison Mission Finance, which then loaned the amount to us under a subordinated revolving loan agreement. The revolving loan agreement bears interest at 8.0% on outstanding amounts and terminates on March 18, 2014. We owed approximately $789 million and $794 million under the revolving loan agreement at December 31, 2000 and 1999, respectively.

         We intend to invest approximately $281 million for environmental capital improvements to the units, including a selective catalytic reduction system on all three units and a flue gas desulfurization system on Unit 3, under a fixed price, turnkey engineering, procurement and construction contract. These improvements are scheduled to be installed during 2001. Capital expenditures for the year ended December 31, 2000 were $141.6 million, primarily related to the flue gas desulfurization system on Unit 3 and the selective catalytic reduction systems. The environmental improvements will enhance the economics of the units by reducing fuel costs, nitrogen oxide allowance purchases and sulfur dioxide allowance purchases. We expect to spend approximately $67 million during 2001 on capital expenditures for environmental capital improvements to the facilities. These capital expenditures are currently being funded by cash flow from operations.

         Our principal source of liquidity is cash on hand and future cash flow from operations. In addition, a portion of our Subordinated Loan with Edison Mission Finance indirectly relates to $50 million working capital facility maintained by Edison Mission Holdings and was fully available at June 30, 2001. The covenants contained in the senior secured bonds, which we have guaranteed, restrict our ability to incur indebtedness other than subordinated indebtedness or other specified types of indebtedness not to exceed $15 million. We believe, based on our historical experience and projected cash flow from operations under current market conditions (see discussion of Market Risk Exposures below), that we will have adequate liquidity to meet our obligations as they become due in the next twelve months and over the period of the senior secured bonds. However, conditions may change, including items that are beyond our control, which could result in a shortfall of cash available to meet payments due under our Subordinated Loan, which are indirectly used to pay debt service on the senior secured bonds. Furthermore, covenants under the senior secured bonds would limit our ability to secured additional indebtedness to provide liquidity in such circumstance.

OTHER COMMITMENTS AND CONTINGENCIES

         We have entered into several fuel purchase agreements with various third-party suppliers for the purchase of bituminous steam coal. These contracts call for the purchase of a minimum quantity of coal over the term of the contracts, which extend from one to seven years from December 31, 2000, with an option at our discretion to purchase additional amounts of coal as stated in the agreements. Our contractual commitments for the purchase of coal are currently estimated to aggregate $533 million


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during the next five years, summarized as follows: $142 million in 2001; $141 million in 2002; $103 million in 2003; $106 million in 2004; and $41 million in 2005.

MARKET RISK EXPOSURES

         Prior to March 18, 1999, we had engaged in no operations since our formation in October 1998. There are no separate financial statements available with regard to the operations of the facilities prior to our taking ownership because their operations were fully integrated with, and their results of operations were consolidated into, the former owners of the facilities. In addition, the electric output of the units was sold based on rates set by regulatory authorities. As a result of the above factors and because electricity rates are now set by the operation of market forces, the historical financial data with respect to the facilities are not meaningful or indicative of our future results. Our results of operations in the future will depend primarily on revenues from the sale of energy, capacity and other related products and the level of our operating expenses.

COMMODITY PRICE RISK

         With the exception of revenue generated by the Pennsylvania Electric Company (Penn Elec) transition contract, which expired in May 2001, the New York State Electric & Gas (NYSEG) transition contract, which has been superseded by a transaction agreement between our marketing affiliate and NYSEG, where our marketing affiliate passes payments through to us from NYSEG minus a small fee and which expires in December 2001, the Reactive Power Compensation Agreement between Penn Elec and us entered into March 19, 2001, several transactions for the sale of unforced capacity with our marketing affiliate entered into in 2001, the last one of which expires in December 2002, and from bilateral contracts for the sale of electricity with third-party load serving entities and power marketers, our revenues and results of operations are dependent upon prevailing market prices for energy, capacity and ancillary services in PJM, NYISO and other competitive markets. Among the factors that influence the market prices for energy, capacity and ancillary services in PJM and NYISO are:

         o prevailing market prices for fuel oil, coal and natural gas and associated transportation costs;

         o the extent of additional supplies of capacity, energy and ancillary services from current competitors or new market entrants, including the development of new generation facilities that may be able to produce electricity at a lower cost;

         o        transmission congestion in PJM and/or NYISO;

         o the extended operation of nuclear generating plants in PJM and NYISO beyond their presently expected dates of decommissioning;

         o weather conditions prevailing in PJM and NYISO from time to time; and

         o the possibility of a reduction in the projected rate of growth in electricity usage as a result of factors including regional economic conditions and the implementation of conservation programs.

         Our risk management policy allows for the use of derivative financial instruments through our marketing affiliate to limit financial exposure to energy prices for non-trading purposes. Our marketing affiliate's risk management activities give rise to commodity price risk, which represents the potential loss that can be caused by a change in the market value of a particular commodity. Commodity price risks are actively monitored to ensure compliance with our risk management policies. Policies are in place which limit the amount of total net exposure we may enter into at any point in time. Procedures exist which allow for monitoring of all commitments and positions with daily reporting to senior management. Our marketing affiliate performs a "value at risk" analysis in our daily business to measure, monitor and control our overall market risk exposure. The use of value at risk allows management to aggregate overall


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risk, compare risk on a consistent basis and identify the drivers of the risk.
Value at risk measures the worst expected loss over a given time interval, under normal market conditions, at a given confidence level. Given the inherent limitations of value at risk and relying on a single risk measurement tool, our marketing affiliate supplements this approach with industry "best practice" techniques, including the use of stress testing and worst-case scenario analysis, as well as stop limits and counterparty credit exposure limits.

         Our marketing affiliate has the following energy price hedges outstanding on the dates presented:


                                                                      December 31,
                                                     --------------------------------------------
                                                             2000                     1999
                                                             ----                     ----
                                                     Notional    Contract     Notional   Contract
     (in thousands)                                   Amount      Expires      Amount     Expires
                                                      ------      -------      ------     -------

     Energy contracts:
     Forwards.................................        $456,564       2002          --          --
     Options..................................           3,456       2001     $47,328        2001
     Swaps....................................             800       2001          --          --

The following table summarizes the fair values for outstanding financial instruments used for price risk management activities by instrument type:


                                                                      December 31,
                                              -------------------------------------------------
                                                           2000                      1999
                                                           ----                      ----
                                               Carrying        Fair          Carrying      Fair
                                                Amount        Value           Amount      Value
                                                ------        -----           ------      -----

     Commodity price:
     Forwards...............................        --      $(117,803)            --         --
     Options................................      $594          1,811         $3,533     $3,533
     Swaps..................................        --           (892)            --         --

         A 10% increase in electricity forward prices would result in an $11.7 million decrease in the fair market value of energy contracts at December 31, 2000 entered into by our marketing affiliate. A 10% decrease in electricity forward prices would result in an $11.7 million increase in the fair market value of energy contracts at December 31, 2000 entered into by our marketing affiliate.

         Our indirect parent, Edison Mission Holdings, provides credit support for an affiliate that enters into various electric energy transactions, including futures and swap agreements. At December 31, 2000, guarantees provided by Edison Mission Holdings totalled $178.4 million as credit support for financial and energy contracts entered into by affiliates. These guarantees provide that Edison Mission Holdings will perform the obligations of affiliates in the event of non-performance by them. We have not guaranteed or otherwise supported Edison Mission Holdings' obligations under its credit support guarantees.

INTEREST RATE RISK

         We have mitigated the risk of interest rate fluctuations by arranging for fixed rate financing for the majority of our project financings. Interest rate changes affect the borrowings under our working capital


                                       9
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and capital improvement credit facilities that are utilized to fund cash needs of the facilities. We do not believe that interest rate fluctuations will have a materially adverse effect on our financial position or results of operations.

ENVIRONMENTAL MATTERS OR REGULATIONS

         We are subject to environmental regulation by federal, state and local authorities in the United States. We believe that as of the date of this consent solicitation statement, we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial position or results of operations.

         We expect that the implementation of the Clean Air Act Amendments of 1990 will result in increased capital expenditures and operating expenses. We expect to spend approximately $67 million during 2001 to install upgrades to the environmental controls at the facilities to control sulfur dioxide and nitrogen oxide emissions.

         On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act's "new source review" requirements related to modifications of air emissions sources at electric generating stations located in the southern and midwestern regions of the United States. Several states have joined these lawsuits. In addition, the United States Environmental Protection Agency has also issued administrative notices of violation alleging similar violations at additional power plants owned by some of the same utilities named as defendants in the Department of Justice lawsuit, as well as other utilities, and also issued an administrative order to the Tennessee Valley Authority for similar violations at some of its power plants. The Environmental Protection Agency has also issued requests for information under the Clean Air Act to numerous other electric utilities, including the prior owners of the facilities, seeking to determine whether these utilities also engaged in activities that may have been in violation of the Clean Air Act's new source review requirements.

         To date, one utility, the Tampa Electric Company, has reached a formal agreement with the United States to resolve alleged new source review violations. Two other utilities, the Virginia Electric & Power Company and Cinergy Corp., have reached agreements in principle with the Environmental Protection Agency. In each case, the settling party has agreed to incur over $1 billion in expenditures over several years for the installation of additional pollution control, the retirement or repowering of coal-fired generating units, supplemental environmental projects and civil penalties. These agreements provide for a phased approach to achieving required emission reductions over the next 10 to 15 years. The settling utilities have also agreed to pay civil penalties ranging from $3.5 million to $8.5 million.

         Prior to our purchase of the facilities, the Environmental Protection Agency requested information from the prior owners of the plant concerning physical changes at the plant. We have been in informal voluntary discussion with the Environmental Protection Agency relating to these facilities, which may also include payment of civil fines. We cannot assure you that we will reach a satisfactory agreement or that these facilities will not be subject to proceedings in the future. Depending on the outcome of the proceedings, we could be required to invest in additional pollution control requirements, over and above the upgrades we are planning to install, and could be subject to fines and penalties. In May 2001, President Bush issued a directive for a 90-day review of new source review "interpretation and implementation" by the Administrator of the Environmental Protection Agency and the Secretary of the U.S. Department of Energy. President Bush also directed the Attorney General to review ongoing new source review legal actions to "ensure" they are "consistent with the Clean Air Act and its regulations." Both actions were recommendations detailed within the Bush Administration's "National Energy Policy Task Force Report."

         A new ambient air quality standard was adopted by the Environmental Protection Agency in July 1997 to address emissions of fine particulate matter. It is widely understood that attainment of the fine particulate matter standard may require reductions in nitrogen oxides and sulfur dioxides, although under the time schedule announced by the Environmental Protection Agency when the new standard was adopted, non-attainment areas were not to have been designated until 2002 and control measures to meet the standard were not to have been identified until 2005. In May 1999, the United States Court of Appeals for the District of Columbia Circuit held that Section 109(b)(l) of the Clean Air Act, the section of the Clean Air Act requiring the promulgation of national ambient air quality standards, as interpreted by the Environmental Protection Agency, was an unconstitutional delegation of legislative power. The Court of Appeals remanded both the fine particulate matter standard and the revised ozone standard to allow the Environmental Protection Agency to determine whether it could articulate a constitutional application of Section 109(b)(l). On February 27, 2001, the U.S. Supreme Court, in WHITMAN V. AMERICAN TRUCKING ASSOCIATIONS, INC., reversed the Circuit Court's judgment on this issue and remanded the case back to the Court of Appeals to dispose of any other preserved challenges to the particulate matter and ozone standards. Accordingly, as the final application of the revised particulate matter ambient air quality standard is potentially subject to further judicial proceedings, the impact of this standard on our facilities is uncertain at this time.

         On December 20, 2000, the Environmental Protection Agency issued a regulatory finding that it is "necessary and appropriate" to regulate emissions of mercury, and other hazardous air pollutants, from coal-fired power plants. The agency has added coal-fired power plants to the list of source categories under Section 112(c) of the Clean Air Act for which "maximum available control technology" standards will be developed. Eventually, unless overturned or reconsidered, the Environmental Protection Agency will issue technology-based standards that will apply to every coal-fired unit owned by us or our affiliates in the United States. This section of the Clean Air Act provides only for technology-based standards, and does not permit market-trading options although emissions may be traded within a particular source. Until the standards are actually promulgated, the potential cost of these control technologies cannot be estimated, and we cannot evaluate the potential impact on the operations of our facilities.

         Since the adoption of the United Nations Framework on Climate Change in 1992, there has been worldwide attention with respect to greenhouse gas emissions. In December 1997, the Clinton Administration participated in the Kyoto, Japan negotiations, where the basis of a Climate Change treaty was formulated. Under the treaty, known as the Kyoto Protocol, the United States would be required, by 2008-2012, to reduce its greenhouse gas emissions by 7% from 1990 levels. However, because of opposition to the treaty in the United States Senate, the Kyoto Protocol has not been submitted to the U.S. Senate for ratification. Although legislative developments on the federal and state level related to controlling greenhouse gas emissions are beginning, we are not aware of any state legislative developments in the states in which we operate. If the United States ratifies the Kyoto Protocol or we otherwise become subject to limitations on emissions of carbon dioxide from our plants, these requirements could have a significant impact on our operations.

         The Environmental Protection Agency proposed rules establishing standards for the location, design, construction and capacity of cooling water intake structures at new facilities, including steam electric power plants. Under the terms of a consent decree entered into by the U.S. District Court for the Southern District of New York in RIVERKEEPER, INC. V. WHITMAN, these regulations must be adopted by November 9, 2001. The consent decree also requires the agency to propose similar regulations for existing facilities by February 28, 2002, and finalize those regulations by August 28, 2003. Until the final standards are promulgated, we cannot determine their impact on our facilities or estimate the potential cost of compliance.



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         The Comprehensive Environmental Response, Compensation, and Liability
Act, which we refer to as CERCLA, and similar state statutes, require the cleanup of sites from which there has been a release or threatened release of hazardous substances. As of the date of this report, we are unaware of any material liabilities besides what we disclose below. However, we cannot assure you that we will not incur liability under CERCLA or similar state statutes in the future.

         In connection with our purchase of the facilities, we acquired the Two Lick Creek Dam and Reservoir. Acid mine drainage discharges from the Penn Hill No. 2 and Dixon Run No. 3 inactive deep mines were being collected and partially treated on the reservoir property by Stanford Mining Company before being pumped off the property for additional treatment at the nearby Chestnut Ridge Treatment Plant. The mining company filed for bankruptcy and operated the collection and treatment system until May 1999, when its assets were allegedly depleted.

         The Pennsylvania Department of Environmental Protection, which we refer to as PADEP, initially advised us that we were potentially liable for treating the two discharges solely because of our ownership of the property on which the discharges emanated. Without any admission of our liability, we voluntarily entered into a letter agreement to fund the operation of the collection and treatment system for an interim period until the agency completed its investigation of potentially liable parties and alternatives for permanent treatment of the discharges were evaluated. After examining property records, PADEP concluded that we are only responsible for treating the Dixon Run No. 3 discharge. The agency has not completed its investigation of other potentially responsible parties, particularly mining companies that previously operated the two mines.

         A draft consent agreement that addresses remedial responsibilities for the two discharges has been prepared by PADEP. Under its terms, we are responsible for designing and implementing a permanent system to collect and treat the Dixon Run No. 3 discharge and the state will provide funding to a local watershed association to develop and operate a collection and treatment system for the other discharge. When the Dixon Run No. 3 treatment system becomes operational, we will discontinue our funding of the existing collection and treatment system. We will also be reimbursed a portion of the operational costs of that system. The cost of operating the collection and treatment system is approximately $15,000 per month. We are evaluating options for permanent treatment of the Dixon Run No. 3 discharge, including a passive system involving wetlands treatment. The cost of a passive treatment system is estimated to be $1 million, but its operational costs are considerably less than those of a conventional chemical treatment system.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 133

         Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes accounting and reporting standards requiring that derivative instruments be recorded in the balance sheet as either an asset or liability measured at its fair value unless they meet an exception. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. For derivatives that qualify for hedge accounting, depending on the nature of the hedge, changes in fair value are either offset by changes in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

         Effective January 1, 2001, we recorded all derivatives at fair value unless the derivatives qualified for the normal sales and purchases exception. Our physical fuel contracts qualify under this exception. We did not use this exception for forward sales contracts from our facilities due to the net settlement


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procedures used by our marketing affiliate with counterparties for the period between January 1, 2001 through June 30, 2001. Effective July 1, 2001, the Derivative Implementation Group of the Financial Accounting Standards Board extended the normal sales and purchases exception to include forward sales contracts subject to net settlement procedures with counterparties. Accordingly, we intend to use the normal sales and purchases exception for forward sales contracts commencing July 1, 2001 and plan to record a cumulative change in the accounting for derivatives during the quarter ended September 30, 2001.

         For the period between January 1, 2001 through June 30, 2001, forward sales contracts from the facilities qualify for treatment under SFAS No. 133 as cash flow hedges with appropriate adjustments made to other comprehensive income. The cumulative effect on prior periods' net income resulting from the change in accounting for derivatives in accordance with SFAS No. 133 was not material. We recorded a $69.3 million, after tax, unrealized holding loss upon adoption of a change in accounting principle reflected in accumulated other comprehensive loss in the balance sheet. We recorded a net loss of $146,000 and a net gain of $482,000 from the ineffective portion of cash flow hedges during the three months and six months ended June 30, 2001, respectively. The gain
(loss) is reflected in income (loss) from price risk management in the statement of operations.



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